AMENDED SCHEDULE A

dated April 21, 2021

to the

Compliance Services Agreement

dated June 5, 2012

between

ULTIMUS MANAGERS TRUST

and

ULTIMUS FUND SOLUTIONS, LLC

FEES AND EXPENSES

Fees. Ultimus shall receive the fees described below, which are computed and payable monthly.

Asset-Based Fee:	0.01% per annum on average net assets of each series in excess of $100 million.

Annual base fee for each of the below:	$12,000 per year for each series of the Trust.

Adler Value Fund	Lyrical U.S. Value Equity Fund
Blue Current Global Dividend Fund	Lyrical U.S. Value ETF
Blueprint Growth Fund	Marshfield Concentrated Opportunity Fund
Evolutionary Tree Innovators Fund	Meehan Focus Fund
HVIA Equity Fund	Q3 All-Weather Sector Rotation Fund
Karner Blue Biodivesity Impact Fund	Q3 All-Weather Tactical Fund
Kempner Multi-Cap Deep Value Fund	Wavelength Interest Rate Neutral Fund
Left Brain Compound Growth Fund
Lyrical International Equity Fund

Annual base fee for each of the below:	$15,000 per year for each series of the Trust.

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Out-of-Pocket Expenses. The fees set forth above shall be in addition to the payment of reasonable out-of-pocket expenses, as provided for in Section 3 of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this amended Schedule A as of the date first above written.

ULTIMUS MANAGERS TRUST		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Todd E. Heim	By:	/s/ David James
Name: Todd E. Heim		Name: David James
Title: President		Title: Executive Vice President and Chief Legal and Risk Officer